Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report in this Registration Statement on Form F-1 (the “Registration Statement”) our report dated July 2, 2024, relating to the consolidated financial statements of RanMarine Technology B.V, (the “Company”) as of and for the years ended December 31, 2023, and 2022, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern appearing in the Annual Report of the Company for the years ended December 31, 2023 and 2022.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

February 14, 2025

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas, 75251

Telephone: 972-239-1660/Facsimile: 972-219-1665

Toll Free: 877-853-4195

Web site: turnerstone.com